Exhibit 15.1

KPMG LLP	Telephone	(780) 429-7300
Chartered Accountants	Fax	(780) 429-7379
10125 - 102 Street	Internet	www.kpmg.ca
Edmonton AB T5J 3V8
Canada

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

PCL Employees Holdings Ltd.

We consent to the use of our report to the Directors dated January 7, 2005, except for notes 23 and 25 which are as of July 11, 2005, included herein and to the reference to our firm under the heading “Statements by Experts” herein.

KPMG LLP
Edmonton, Canada
July 11, 2005

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative	CELEBRATING 80 YEARS IN EDMONTON